AMENDMENT

to

MUTUAL FUND SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus ASSET SERVICES, LLC

This Amendment revises the Mutual Fund Services Agreement, dated March 1, 2016, (the “Agreement”) between the Capitol Series Trust (The “Trust”), and Ultimus Asset Services, LLC (“UAS” and collectively, the “Parties”), an Ohio limited liability company, on behalf of the Preserver Alternative Opportunities Fund (the “Preserver Fund”).

The Parties agree to amend Exhibit C, General Description of Fund Administration Services (“Exhibit C”), of the Agreement to revise the services provided by UAS on behalf of the Preserver Fund as described below:

1.	The third and fourth bullet points of Exhibit C are deleted in their entirety and replaced with the following:

●	Prepare and file with the SEC the Trust’s reports on Forms N-CEN, N-PORT, and N-CSR, and all required notices pursuant to Rule 24f-2 under the 1940 Act.

The Parties agree to amend Exhibit E, Fund Administration Fee Schedule (“Exhibit E”), of the Agreement to add the following fees related to the preparation and filing of Forms N-CEN and N-PORT:

2.	The section below titled “Forms N-CEN and N-PORT” is added to “II. Other Services” of Exhibit E as follows:

●	Forms N-CEN and N-PORT

A.	Beginning on June 1, 2018, the Trust or the Preserver Fund agrees to pay UAS for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

B.	The Trust or the Preserver Fund agrees to pay UAS a one-time implementation fee of $[REDACTED] and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s fiscal year end and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT. In addition, the Trust or Preserver Fund agrees to pay UAS an annual fee, beginning on the compliance date for Form N-PORT, as follows:

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	Number of Securities	Annual Fee per Fund
Equity Funds*	Less than 11	$[] plus out of pocket charges
	11 to 500	$[] plus out of pocket charges
	501 to 2,000	$[] plus out of pocket charges
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$[] plus out of pocket charges
	501 to 1,000	$[] plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties duly executed this Amendment as of June 14, 2018.

	Capitol Series Trust On behalf of the Preserver Alternative Opportunities Fund		Ultimus Asset Services, LLC By its Sole Managing Member, Ultimus Fund Solutions, LLC
By:	/s/ Dina Tantra	By:	/s/ Gary Tenkman
Name:	Dina Tantra	Name:	Gary Tenkman
Title:	President	Title:	Managing Director

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